EXHIBIT 99.1

U.S. Antimony Announces Webcast of

New Company Investor Presentation

by Chairman Gary C. Evans

Tuesday, August 8, 2023

12:30 PM Eastern

THOMPSON FALLS, MT / ACCESSWIRE / August 7, 2023 / United States Antimony Corporation ("USAC"), (NYSE: UAMY) announced today, a live webcast of a new company investor presentation will be given by Chairman of the Board, Gary C. Evans, while visiting to Boston, Massachusetts.

The live webcast will provide a live video feed of the presentation, along with viewer-controlled slides of the presentation. The webcast will also be made available on the Company website just prior to the investor presentation.

Webcast Information:

Event Date: Tuesday, August 08, 2023 - 12:30 PM Eastern Time

Webcast URL: https://www.webcaster4.com/Webcast/Page/2604/48917

Webcast Replay Expiration: Thursday, August 08, 2024

Chairman of the Board of USAC, Gary C. Evans, commented, “With so many recent changes that have occurred with both the board and management team at USAC, we are attempting to make a concerted effort to provide more frequent and engaging updates on the Company’s progress and our go-forward strategy plan.

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About USAC:

United States Antimony Corporation, or USAC, was incorporated in Montana in January 1970 to mine and produce antimony products. In April 1998, the Company began to mine and smelt antimony in Mexico. Bear River Zeolite Company, or BRZ, was incorporated in 2000 as a wholly-owned subsidiary, and it is mining and producing zeolite in southeastern Idaho. In August 2005, USAC formed Antimonio de Mexico, S. A. de C. V. to explore and develop antimony and silver deposits in Mexico. Our principal business is the production and sale of antimony and zeolite products. In May 2012, the Company began trading on the NYSE under the symbol UAMY.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.

Contact:

United States Antimony Corp.

PO Box 643

47 Cox Gulch Rd.

Thompson Falls, Montana 59873- 0643

Melissa Pagen

(310) 628-2062

E-Mail: info@usantimony.com

Source: United States Antimony Corporation

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